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                               EXHIBIT 1.A.(5)(b)


                    RIDER FOR GUARANTEED INSURABILITY OPTIONS


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                    RIDER FOR GUARANTEED INSURABILITY OPTIONS

We, National Life Insurance Company, grant the right to add to the Face Amount of the policy without proof that the Insured is insurable while this rider is in force, subject to its terms.

The date of issue of this rider is the policy Date of Issue unless a later date is set forth below.

REGULAR OPTION PERIODS. Regular Option Periods start 60 days before and end 31 days after each of the policy anniversaries on which the Insured reaches Attained Ages 25, 28, 31, 34, 37, and 40.

ALTERNATE OPTION PERIODS. Alternate Option Periods start on:

       1.     the date of marriage of the Insured; or

       2.     the date of birth of any child of the Insured; or

       3. the date of legal adoption of any child under the age of 18 years by the Insured.

The starting date must occur at least 60 days before the date the Insured reaches Attained Age 40. Each period ends on the third Monthly Policy Date after it starts.

OPTION AMOUNT. The Option Amount is shown in the Data Section.

BENEFITS DURING A REGULAR OPTION PERIOD. We will add to the Face Amount of this policy without proof that the Insured is insurable subject to the following terms.

       1. We must receive an acceptable application at our Home Office during a Regular Option Period.

       2. The right to add to the Face Amount under this rider during such Regular Option Period must be available. This right may not be available because of previous amount added to the Face Amount under this rider during an Alternate Option Period.

       3. This rider must be in force on the first day of such Regular Option Period.

BENEFITS DURING AN ALTERNATE OPTION PERIOD. We will add to the Face Amount of this policy without proof that the Insured is insurable subject to the following terms.

       1. We must receive at our Home Office during an Alternate Option Period an acceptable application and proof of:

              a.     marriage of the Insured; or

              b.     the birth of any child of the Insured; or

              c. the legal adoption of any child under age 18 by the Insured.

       2. There must be at least one future Regular Option Period right available.

       3. This rider must be in force on the first day of such Alternate Option Period.




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       4.     When we add to the Face Amount under his rider during an Alternate
              Option Period, such added amount shall be in lieu of the next available right to add to the Face Amount under this rider during a Regular Option Period. That Regular Option Period right is not available thereafter.

We will also provide, at no extra charge, temporary insurance for the duration of each Alternate Option Period on the life of the Insured for the Option Amount. Such insurance shall be subject to the terms of this policy. If payable it shall become part of the proceeds of this policy.

FEATURES OF ADDED FACE AMOUNT.

       1. The rate class of the Insured on the date of issue of this rider shall be used in determining the Cost of Insurance Charge rates for the Face Amount added under this rider.

       2. Each time we add to the Face Amount under this rider, the amount added shall not exceed the Option Amount, except that for Alternate Options:

              a. for multiple births, the added amount shall not exceed the Option Amount multiplied by the number of children born of the same pregnancy; and

              b. for legal adoption of more than one child at a time, the added amount shall not exceed the Option Amount multiplied by the number of children so adopted.

       3. The effective date of any Face Amount added under this rider, if applied for during a Regular Option Period, shall be the Monthly Policy Date on or next following the date we receive an acceptable application for such amount.

       4. The effective date of any Face Amount added under this rider, if applied for during an Alternate Option Period, shall be the first Monthly Policy Date following the end of the Option Period.

       5. We will not contest any Face Amount added under this rider after this rider has been in force during the life of the Insured for two years from its date of issue.

       6. If the death of the Insured occurs as a result of suicide, while sane or insane:

              a. within two years from the policy Date of Issue, we will pay only as set forth in the Suicide Limitation provision of this policy; or

              b. within two years from the date of issue of this rider but two or more years after the policy Date of Issue, we will pay in lieu of any portion of the Face Amount added under this rider a sum equal to the Cost of Insurance Charges that we have deducted from the Accumulated Value for any such added Face Amount under this rider.

       7. If the right to add to the Face Amount during a Regular Option Period is available and if on any day during that Regular Option Period the Insured is totally disabled as defined in any Rider for Waiver of Monthly Deductions that is then a part of this policy, and if the Insured has remained or remains so disabled for 120 consecutive days:

              a. we will add the Option Amount to the Face Amount as of the first Monthly Policy Date following the start of the Regular Option Period as the exercise of the Regular Option; and

              b. the portion of the Cost of Insurance Charges for the added Face Amount under this rider shall be deemed a Covered Monthly Deduction during continuance of such disability.



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       8.     Covered Monthly Deductions under a Rider for Waiver of Covered
              Monthly Deductions on this policy shall include the portion of the Cost of Insurance Charges for any amounts added to the Face Amount under the terms of this Rider for Guaranteed Insurability
              Options.

GENERAL OPTION CONDITIONS.

       1. The right to add to the Face Amount under this rider during an Option Period shall expire if not exercised during that Option Period.

       2. Reinstatement of this policy and rider shall not revive any right to add to the Face Amount under this rider during an Option Period which ended prior to reinstatement.

       3. The right to add to the Face Amount under this rider is reserved to the Owner alone. The Insured must consent to the added amount of insurance by signing the application for the added Face Amount.

COST OF THIS RIDER. The monthly cost of this rider is shown in the Data Section. The monthly cost of this rider shall be deducted from the Accumulated Value of the policy in the same manner as is the Monthly Deduction.

INCONTESTABILITY. After this rider has been in force during the life of the Insured for two years from its date of issue, we will not contest it.

CONSIDERATION. This rider is issued in consideration of the application for the rider and the monthly cost of the rider. The rider and a copy of the application for the rider shall become part of the policy on the date of issue of the rider.

TERMINATION OF RIGHT TO ADD TO FACE AMOUNT. No further Face Amount may be added under this rider:

       1. after we receive at our Home Office written request for termination of the right to add Face Amount to the policy under this rider; or

       2. after the last available right to add to the Face Amount under this rider is exercised; or

       3.     after the end of the last Regular Option Period; or

       4.     after the policy terminates.

When no further Face Amount may be added under this rider:

       1.     there shall be no further monthly costs for this rider; and

       2. we will not add any Option Amount to the Face Amount regardless of whether a Rider for Waiver of Monthly Deductions is a part of this policy.

Termination of the right to add Face Amount does not terminate other provisions of this rider. Face Amount previously added under this rider shall continue to be a part of the policy.

TERMINATION OF RIDER. This rider shall terminate when the policy terminates.




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Signed for NATIONAL LIFE INSURANCE COMPANY at Montpelier, Vermont, as of the
date of issue, by


                                                     Chairman of the Board
                                                              and
                                                     Chief Executive Officer








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